                                  EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                       Predecessor Company
                                               ------------------------------------------------------------------------
                                                Year Ended     Year Ended     Year Ended     Year Ended     Year Ended
                                               December 31,   December 31,   December 31,   December 31,   December 31,
                                                   1997           1998           1999           2000           2001
                                               ------------   ------------   ------------   ------------   ------------
                                                                                           (in thousands)
Loss before extraordinary item ..............   $  (2,479)     $ (19,222)     $ (28,933)      $(25,786)     $(143,406)
Add fixed charges ...........................
Interest costs including amortization
 of debt issuance cost ......................       4,946         11,039         15,200         16,363         19,465
                                                 --------       --------       --------       --------       --------
    Earnings (loss) before fixed
     charges ................................       2,467       $ (8,183)      $(13,733)      $ (9,423)     $(123,941)
                                                 ========       ========       ========       ========       ========
Fixed charges:
  Interest expense including
   amortization of debt issuance
   costs ....................................       4,946         11,039         15,200         16,363         19,465
  Capitalized interest ......................       6,616          5,979          2,017             --             --
                                                 --------       --------       --------       --------       --------
    Total fixed charges .....................    $ 11,562       $ 17,018       $ 17,217       $ 16,363       $ 19,465
                                                 ========       ========       ========       ========       ========
Deficiency of earnings to cover fixed
 charges ....................................    $  9,095       $ 25,201       $ 30,950       $ 25,786        143,406
                                                 ========       ========       ========       ========       ========
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